UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 9, 2023

AVID TECHNOLOGY, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36254	04-2977748
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Blue Sky Drive, Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

(978) 640-6789

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	AVID	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 9, 2023, Avid Technology, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Artisan Bidco, Inc., a Delaware corporation (“Parent”), and Artisan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent. Parent and Merger Sub are affiliates of STG.

The Company’s board of directors (the “Board”) unanimously determined (i) that the Merger Agreement and transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, are advisable and in the best interests of the Company and its stockholders and (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and, subject to receiving the Company Stockholder Approval (as defined below), the consummation by the Company of the Transactions, including the Merger. Upon the terms and subject to the conditions of the Merger Agreement, the Board has unanimously resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement at a special meeting of stockholders to be held for such purpose (such recommendation, the “Company Recommendation”).

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined in the Merger Agreement)) will be canceled and cease to have any rights with respect thereto, except for the right to receive $27.05 in cash (the “Merger Consideration”), without interest and less required tax withholdings.

Treatment of RSU Awards, Stock Purchase Plan and Equity Plans

At the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or Merger Sub or any other person, each outstanding award of restricted stock units of the Company with respect to Company Common Stock (each, an “RSU”), including each award of performance-based RSUs, that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of the Transactions (each, a “Vested RSU Award”) will be cancelled and, in exchange therefor, each holder of any such cancelled Vested RSU Award will be entitled to receive, in consideration of the cancellation of such Vested RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (i) the number of RSUs subject to such Vested RSU Award immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (less any required Tax withholdings).

At the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holders of any capital stock of the Company or Merger Sub or any other person, each outstanding RSU that is not a Vested RSU Award (each, an “Unvested RSU Award”) will automatically be cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation in the Merger a payment in cash (without interest) equal to the product of (i) the number of RSUs subject to such Unvested RSU Award immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (each, a “Converted Cash Award”) (less any required Tax withholdings). Each such Converted Cash Award assumed and converted pursuant to the Merger Agreement will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied; provided, however, that (x) in the event that Parent or any of its affiliates (including the surviving corporation in the Merger) terminates the employment or service of the holder of the Converted Cash Award without Cause (as defined in the Merger Agreement), the unvested portion of the holder’s Converted Cash Award will become vested upon such termination; and (y) with respect to Unvested RSU Awards with a performance-based vesting schedule, the vesting of such awards will be determined based on the current vesting schedules and performance conditions, except that the “ending Company stock price” (for purposes of determined the Company’s total shareholder return) will be equal to the value of the Merger Consideration. The surviving corporation in the Merger will pay any portion of a Converted Cash Award that vests to the applicable holder as promptly as practicable following the date on which such portion vests, but in any event within two payroll periods following the date on which the Converted Cash Award vested.

As of the Effective Time, the stock plans of the Company will be terminated, and no further rights with respect to shares of Company Common Stock or any other awards will be granted thereunder. With respect to the Company’s stock purchase plan, (i) Offerings (as defined in the Company’s stock purchase plan) will be suspended as of the first Offering Commencement Date (as defined in the Company’s stock purchase plan) scheduled to occur after the date of the Merger Agreement, (ii) no new participants will be permitted to participate in the Company’s stock purchase plan from and after the date of the Merger Agreement and (iii) participants will not be permitted to increase their rate or amount of payroll deductions under the Company’s stock purchase plan. The final Exercise Date (as defined in the Company’s stock purchase plan) with respect to any Plan Period (as defined in the Company’s stock purchase plan) that would otherwise occur on or after the Effective Time, if any, will occur no later than the earlier of (x) five business days prior to the date on which the Effective Time occurs or (y) the date on which such Plan Period otherwise would end. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company’s stock purchase plan.

Closing Conditions

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the receipt of any waivers, consents, agreements or approvals or the expiration or termination of any required waiting period applicable under certain specified foreign competition, antitrust or merger control laws or foreign laws intended to screen, prohibit or regulate foreign investment (collectively, and together with the HSR Act, “Antitrust and FDI Laws”) and (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) occurring after the date of the Merger Agreement that is continuing.

Equity and Debt Financing

Parent has obtained equity and debt financing commitments for the Transactions, the aggregate proceeds of which are expected to be sufficient for Parent to pay (i) the aggregate amounts payable for Company Common Stock and Vested RSU Awards in the Merger, (ii) all fees and expenses of the Company, Parent and Merger Sub related to the Transactions (including in connection with the debt and equity financing described below) that become due or payable on the date of closing and (iii) any repayment or refinancing of indebtedness required in connection with the Transactions or contemplated by any of the equity and debt financing commitments (collectively, the “Financing Uses”).

Pursuant to an equity commitment letter, dated August 9, 2023, certain investment funds affiliated with STG committed to provide Parent, at or immediately prior to the Effective Time, with an equity investment of approximately $960,990,025.55 to fund a portion of the Financing Uses, on the terms and subject to the conditions therein. The Company is a third-party beneficiary of the equity commitment letter and is entitled to enforce the investment commitment thereunder, on the terms and subject to the conditions set forth therein. Pursuant to a debt commitment letter, dated August 9, 2023, the lender parties to that letter committed to provide Parent with debt financing of $600,000,000 to fund a portion of the Financing Uses and for working capital purposes, on the terms and subject to the conditions therein.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Merger Sub. From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company is required to, and is required to cause each of its subsidiaries to, use reasonable best efforts to conduct its operations in the ordinary course of business, subject to certain exceptions. Under the Merger Agreement, each of the Company and Parent has also agreed to, and is required to cause each of its subsidiaries to, use reasonable best efforts to take all actions and do all things necessary or desirable under applicable law to consummate the Transactions, including the Merger, and Parent has agreed to take any and all actions necessary or advisable with respect to it and its subsidiaries (including the Company from and after the Effective Time) to avoid or eliminate each and every impediment to the consummation of the Merger, including under any Antitrust and FDI Laws, subject to certain exceptions.

Non-Solicitation; Change of the Company Recommendation

From the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company is subject to customary “no-solicitation” restrictions requiring, among other things, the Company to, and to cause its and its subsidiaries’ directors, officers, legal and financial advisors to, and to direct and use its reasonable best efforts to cause its other representatives to, cease and cause to be terminated any solicitations, discussions and negotiations with, and terminate any data room access (or other access to diligence) of, any persons that may be ongoing as of the date of the Merger Agreement with respect to a Competing Proposal (as defined in the Merger Agreement) made by such person or any of its representatives or that would reasonably be expected to lead to a Competing Proposal by such person or its representatives, not to initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Competing Proposal or to furnish any non-public information to, or to participate in any discussion or negotiations with, any third person in connection with a Competing Proposal made, or reasonably expected to be made, by such third person, not to approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a Competing Proposal, and not to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to a Competing Proposal, other than an acceptable confidentiality agreement. Prior to the Effective Time, the Company also agreed to promptly notify Parent if a Competing Proposal, to the Company’s knowledge, is received by the Company or any of its representatives or, to the Company’s knowledge, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives, which requests, discussions or negotiations would reasonably be expected to lead to a Competing Proposal.

At any time prior to obtaining the Company Stockholder Approval, the Board (or any committee thereof) may withhold or change the Company Recommendation (and, if so desired by the Board (or any committee thereof), terminate the Merger Agreement, in accordance with its terms, in order to cause the Company to enter into a definitive agreement with respect to a Superior Proposal) (as defined in the Merger Agreement) if: (i) (A) a Competing Proposal is made to the Company by a third person that did not result from a material breach of the “no-solicitation” covenants contained in the Merger Agreement and (B) the Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Company provides Parent prior written notice at least five business days in advance of the intention of the Board (or any committee thereof) to withhold or change the Company Recommendation in response to such Superior Proposal; (iii) if requested by Parent, the Company has negotiated in good faith with Parent and its representatives during such period to make such adjustments to the terms and conditions of the Merger Agreement and the other transaction documents so that such Superior Proposal would cease to constitute a Superior Proposal; and (iv) at the end of such period, after taking into account any changes to the terms and conditions of the Merger Agreement and the debt and equity financing commitments proposed by Parent in a binding irrevocable written offer to the Company, the Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such Superior Proposal continues to constitute a Superior Proposal and (B) the failure to withhold or change the Company Recommendation in response to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law. Any material amendment, revision, update or supplement to the terms of any such Superior Proposal will require a new notice from the Company to Parent and an additional three business day notice period from the date of such notice during which the terms of the preceding clause (iii) and (iv) will apply mutatis mutandis.

Other than in connection with a Competing Proposal, prior to obtaining the Company Stockholder Approval, nothing in the Merger Agreement prohibits or restricts the Board (or any committee thereof) from withholding or changing the Company Recommendation in response to the occurrence of an Intervening Event (as defined in the Merger Agreement) if the Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to withhold or change the Company Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided, that (i) the Company provides Parent with a notice in response to the occurrence of such Intervening Event, which notice shall describe in reasonable detail the basis for such withholding or change of the Company Recommendation and the Intervening Event; (ii) if requested by Parent, the Company has negotiated in good faith with Parent and its representatives during the five business days after the date of such notice with respect to any changes to the terms and conditions of the Merger Agreement and the debt and equity financing commitments proposed by Parent in a binding irrevocable written offer to the Company; and (iii) following such period, after taking into account any changes to the terms and conditions of the Merger Agreement and the debt and equity financing commitments proposed by Parent in a binding irrevocable written offer to the Company, the Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to withhold or change the Company Recommendation in response to the occurrence of such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law. Any material modifications or developments with respect to the Intervening Event will require the Company to notify Parent of such modification and the time period set forth in the preceding clause (ii) shall recommence and last for three business days from the latter of (A) the delivery of such written notice to Parent or (B) the end of the original notice period in the preceding clause (ii).

Termination

The Merger Agreement also provides for certain customary termination rights for both the Company and Parent, including the right of the Company to terminate the Merger Agreement prior to the Company’s obtaining the Company Stockholder Approval to accept a Superior Proposal, subject to certain conditions and obligations, including the payment of the Company Termination Fee (as defined below). In addition, and subject to certain limitations, the Merger Agreement can be terminated by either Parent or the Company if (i) the Merger is not consummated on or before February 9, 2024 (the “Outside Date”), which will automatically be extended to May 9, 2024 if the only remaining closing conditions relate to specified Antitrust and FDI Laws or an injunction or a law (other than Antitrust and FDI Laws) that prohibits, enjoins or otherwise prevents the consummation of the Merger, (ii) any applicable governmental authority issues a final and non-appealable order, or a law (other than an Antitrust and FDI Laws) is enforced, enacted, entered or deemed applicable to the Merger, in each case that is in effect and prohibits, enjoins or otherwise prevents the consummation of the Merger or (iii) the Company Stockholder Approval is not obtained following a vote of the stockholders of the Company taken thereon, subject to certain exceptions. Parent also has the right to terminate the Merger Agreement at any time prior to the Company’s obtaining the Company Stockholder Approval if the Board withholds or changes the Company Recommendation or if there is a willful breach by the Company of the Company’s “no-solicitation” restrictions and such breach involved a director or named executive officer of the Company and had material consequences. Each of Parent and the Company also have the right to specifically enforce the terms and provisions of the Merger Agreement, subject to certain conditions and obligations.

Termination Fees

If (i) the Merger Agreement is validly terminated by (x) Parent or the Company, for failure to obtain the Company Stockholder Approval, (y) Parent or the Company, if the Merger has not occurred by the Outside Date and the Company’s stockholder meeting has not been held as a result of a breach by the Company or (z) by Parent, as a result of the Company’s material breach or failure to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to a failure of certain of Parent’s closing conditions, (ii) a Competing Proposal (for 50% or more of the Company’s assets or the outstanding shares of Company Common Stock) is publicly disclosed or made known to the Company, and not withdrawn or abandoned, prior to such termination and (iii) concurrently with or within 12 months after the date of any such termination (A) the Company or any Company Subsidiary enters into a definitive agreement to effect any Competing Proposal or (B) any Competing Proposal is consummated, then the Company will be required to pay to Parent a termination fee equal to $39,800,000 (the “Company Termination Fee”) concurrently with the consummation of any such Competing Proposal. The Company is also required to pay the Company Termination Fee if the Merger Agreement is validly terminated by (1) Parent as a result of the Board’s withholding or changing the Company Recommendation or as a result of a willful breach by the Company of the Company’s “no-solicitation” restrictions and such breach involved a director or named executive officer of the Company and had material consequences, (2) the Company as a result of the Company entering into a definitive agreement providing for a Superior Proposal or (3) either the Company or Parent as a result of the failure to obtain the Company Stockholder Approval when Parent had the right to validly terminate the Merger Agreement for the Board’s withholding or changing the Company Recommendation.

Further, Parent is required to pay to the Company a termination fee equal to $84,500,000 (i) if the Merger Agreement is terminated by the Company (x) in the event that Parent fails to consummate the Merger if all closing conditions have been satisfied or waived, and the Company notifies Parent in writing that the Company is ready, willing and able to consummate the Merger or (y) due to Parent’s material breach or failure to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to a failure of certain of the Company’s closing conditions, or (ii) the Merger Agreement is terminated by either the Company or Parent if the Merger has not occurred by the Outside Date after such time as the Company has complied with the respective requirements of, and thus had the right to terminate at such time pursuant to, the Company’s termination rights in (x) or (y) above.

The foregoing description of the Merger Agreement, the Merger and the other Transactions does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Other Matters

The Merger Agreement and the above descriptions have been included to provide stockholders with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the parties to the Merger Agreement or their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates set forth therein, are solely for the benefit of the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. In addition, certain representations and warranties were used for the purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or the standards of materiality generally applicable to the Company and its reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and in some cases were qualified by confidential disclosures that were made by each party to the others, which disclosures are not reflected in the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement.

Voting Agreements

Impactive Capital LLC and certain of its affiliates (solely in their capacities as stockholders of the Company) have entered into a voting agreement with Parent and the Company (collectively, the “Voting Agreement”), pursuant to which such stockholders have agreed, on the terms and subject to the conditions therein, to vote all of the shares of Company Common Stock they own in favor of the adoption of the Merger Agreement and against any proposal involving the Company or any of its subsidiary that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Transactions and not to directly or indirectly transfer the shares of Company Common Stock they own during the Voting Period (as defined in the Voting Agreement).

The Voting Agreement terminates upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) any amendment, modification or supplement to the Merger Agreement that decreases the Merger consideration, with certain exceptions, changes the form of the Merger consideration, imposes any additional material restrictions on or additional conditions on the payment of the Merger consideration, imposes any additional material restrictions or obligations on the stockholder or could materially affect or delay the consummation of the Merger; (iv) the Board’s withholding or changing the Company Recommendation; and (v) the termination of the Voting Agreement by written agreement of each of Parent, the Company and the stockholders party thereto.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 9, 2023, the Company entered into amended and restated offer letters (the “Offer Letters”) with each of Tom Cordiner (Chief Revenue Officer), Kevin W. Riley (Chief Technology Officer) and Timothy Claman (General Manager of Video & Media Solutions) (each, an “Executive”), consistent with the terms and conditions of similar arrangements that the Company previously entered into with other executive officers. The Offer Letters set forth each Executive’s position, base salary and eligibility for an annual bonus, equity grants and other employee benefits. In addition, the Offer Letters provide each Executive with certain severance benefits in the event the Executive’s employment is terminated by the Company without “Cause” or by the Executive for “Good Reason” (each as defined in the Offer Letters) (a “Qualifying Termination”).

Under the Offer Letters, in the event an Executive has a Qualifying Termination, the Executive will be eligible to receive, subject to execution of a release agreement in favor of the Company: (i) any earned but unpaid annual bonus for the Company’s fiscal year immediately preceding the fiscal year of the Qualifying Termination, (ii) continued payment of the Executive’s base salary for 12 months following the Qualifying Termination, (iii) a pro-rated target annual bonus based on the number of months of employment in the year prior to the Qualifying Termination, (iv) a payment equal to the premiums covered by the Company (plus any applicable administration fee) under the Company’s group medical, dental and/or vision plans (if the Executive timely elects COBRA continuation coverage) for a period of 18 months and (v) outplacement assistance of up to $5,000.

The Offer Letters provide that, in the event an Executive has a Qualifying Termination within one year following a “Change-in-Control” of the Company (as defined in the Offer Letters), the Executive will receive the severance benefits described above (subject to the same release conditions), except that: (A) the base salary continuation payments described in (ii) above will be equal to 1.5 times the Executive’s then-current annual base salary, (B) the Executive will also receive a lump sum payment equal to 1.5 times the Executive’s then-current target bonus and (C) any equity awards held by the Executive will accelerate in full, with any performance-based vesting conditions deemed satisfied at the greater of target level or the performance actually achieved as of the Executive’s last day of employment.

In addition, the Offer Letters provide that, if the payments or benefits provided under the Offer Letters are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, they will be reduced or “cutback” only to the extent necessary so as to result in the Executive receiving the greatest payments or benefits on an after-tax basis.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of August 9, 2023, by and among Avid Technology, Inc., Artisan Bidco, Inc. and Artisan Merger Sub, Inc.

10.1	Voting Agreement, dated as of August 9, 2023, by and among Artisan Bidco, Inc., Avid Technology, Inc. and the stockholders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC; provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

Additional Information Regarding the Merger and Where to Find It

This Current Report on Form 8-K relates to the proposed transaction involving the Company, Parent and Merger Sub, whereby the Company would become a wholly-owned subsidiary of Parent. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed transaction will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to the stockholders of the Company as of the record date established for voting on the proposed transaction. The Company may also file other relevant documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by directing a request through the Investor Relations portion of the Company’s website at www.avid.com or by mail to Avid Technology, Inc., 75 Blue Sky Drive, Burlington, MA 01803, Attention: Whit Rappole, Investor Relations.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s definitive proxy statement on Schedule 14A for the 2023 annual meeting of the stockholders of the Company, filed with the SEC on April 28, 2023 and in subsequent documents filed with the SEC, each of which is (or, when filed will be) available free of charge from the sources indicated above. Other information regarding the participants in the solicitation of proxies from the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Transactions, including the effect of the Merger and the Transactions, if consummated, and the treatment of the shares of Company Common stock and RSUs, and the sufficiency of the equity and debt financing commitments. These statements are based on the Company’s current expectations of future events and may include words such as “anticipate,” “believe,” “confidence,” “could,” “estimate,” “expect,” “feel,” “intend,” “may,” “plan,” “should,” “seek,” “will” and “would,” or other comparable terms, but the absence of these words does not mean a statement is not forward-looking. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of the Company. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner, or at all; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; (iii) unanticipated difficulties or expenditures relating to the proposed transaction; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s plans, business relationships, operating results and operations; (v) potential difficulties retaining employees as a result of the announcement and pendency of the proposed transaction; (vi) the response of customers, channel partners and suppliers to the announcement of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) legal proceedings, including those that may be instituted against the Company, its board of directors, its executive officers or others following the announcement of the proposed transaction; and (ix) risks regarding the failure to obtain the necessary financing to complete the proposed transaction. The foregoing list is not exhaustive, and readers are advised to carefully consider the foregoing risk factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 9, 2023, and other reports and documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov and ir.avid.com. Forward-looking statements speak only as of the date of this Current Report on Form 8-K. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: August 10, 2023	By:	/s/ Kenneth Gayron
		Name:	Kenneth Gayron
		Title:	Executive Vice President and Chief Financial Officer